Exhibit 10.1.1

GLOBEIMMUNE, INC.

2002 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT(1)

GLOBEIMMUNE, INC., a Delaware corporation (the “Corporation”), hereby grants an option to purchase shares of its Common Stock, $.001 par value, (the “Stock”) to the optionee named below (the “Optionee”). The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Corporation’s 2002 Stock Incentive Plan (the “Plan”).

Grant Date:
Name of Optionee:
Optionee’s Social Security Number:
Number of Shares Covered by Option:
Option Price per Share:	$
Vesting Start Date:
Expiration Date:

Vesting Schedule:	[As determined by the Board]

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):
• By Cash or check
• Pursuant to a Regulation T Program if the shares are publicly traded
• By delivery of already-owned shares

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

OPTIONEE:	GLOBEIMMUNE, INC.

Timothy C. Rodell, M.D.
President and Chief Executive Officer

[1]

If this is an Incentive Stock Option, it (plus your other outstanding incentive stock options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Non-Qualified Stock Option.

1.

GLOBEIMMUNE, INC.

2002 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

1. Incentive Stock Option. This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”) and will be interpreted accordingly. If you cease to be an employee of the Company, its Parent, a Subsidiary or an Affiliate (“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option on the 90th day after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of Section 422(d) of the Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

2. The Plan. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement, but not defined in this Agreement, are defined in the Plan, and have the meanings set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

3. Vesting. The shares of Stock under this option will vest over a four-year period, as indicated below.

•

Twenty-five percent (25%) of the Stock vests on the first anniversary of the vesting start date (“Anniversary Date”), provided you have been in Service throughout this period. Thereafter, 1/36th of the remaining Seventy-five percent (75%) of the Stock vests at the end of each month that you remain in Service.

The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option. The option may be exercised, in whole or in part, to purchase a whole number of shares of not less than one hundred (100) shares, unless the number of shares purchased is the total number available for purchase under the option.

Notwithstanding the foregoing vesting schedule, in the event of a Change of Control, prior to expiration of this option or any option substituted for that option in the Change of Control, and at a time when your Service has terminated for the Company, any unvested stock covered by this option shall become fully and immediately vested on your Involuntary Termination Date. You will experience an “Involuntary Termination Date” on your employment termination date, if your Service is terminated by the Company or its successor (other than for Cause) within eighteen (18) months of the date of consummation of a Change of Control of the Company.

In the event that a Change of Control causes: (a) a reduction in your base salary; (b) a change in the location of your normal place of work to a location more than a forty (40) mile

2.

radius from such normal location, and such change (i) increases the length of your normal commute to work or (ii) requires you to relocate your principal residence (as requested by the Company); or (c) a material diminution in your position or responsibilities with the Company, from those which you held immediately prior to the Change of Control, then you may, upon written notice to the Company, elect to treat such event as a termination without Cause for the purpose of acceleration of the vesting of your shares as set forth herein; provided that you in fact terminate your Service with the Company.

No additional shares of Stock will vest after your Service has terminated for any reason.

4. Term. Your option will expire in any event at the close of business at Company headquarters on the day before the 10-year anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

5. Regular Termination. If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

6. Termination for Cause. If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

7. Death. If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that 12-month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period in which the exercise of the vested portion of your option is allowed following a regular termination, as described above (i.e., a termination of your Service not on account of your death, Disability or for Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

8. Disability. If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

9. Leaves of Absence. For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Board determines, in its sole discretion, which leaves of absence count for this purpose, and when your Service terminates for all purposes under the Plan.

3.

10. Notice of Exercise. When you wish to exercise this option, you must notify the Company by filing the proper Notice of Exercise form attached hereto as Exhibit A at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least one hundred (100) shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Board’s satisfaction that he or she is entitled to do so.

11. Form of Payment. When you submit your Notice of Exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•

Shares of Stock which have already been owned by you for more than six (6) months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•

To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

12. Withholding Taxes. You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

13. Transfer of Option. During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

4.

14. Market Stand-off Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s IPO, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed one hundred-eighty (180) days in length).

15. Investment Representation. If the sale of Stock under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that you are acquiring the Stock upon exercise of this option for investment, and not with a view to the sale or distribution thereof, and shall make any other representations as are deemed necessary or appropriate by the Company and its counsel.

16. The Company’s Right of First Refusal. If you propose to sell, pledge or otherwise transfer to a third party any Stock acquired upon exercise of your options under this Agreement, or any interest in such Stock, the Company shall have the “Right of First Refusal” with respect to all (and not less than all) of such shares of Stock. If you desire to transfer Stock acquired under this Agreement, you must give a written transfer notice to the Company describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee (“Transfer Notice”).

The Transfer Notice shall be signed both by you and by the proposed new transferee and must constitute a binding commitment of both parties to the transfer of the shares. The Company shall have the right to purchase all, and not less than all, of the shares of Stock on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted in the next paragraph). The Company must notify you in writing of its intent to exercise its Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company.

If the Company fails to exercise its Right of First Refusal within thirty (30) days after the date it received the Transfer Notice, you may, not later than ninety (90) days following the Company’s receipt of the Transfer Notice, conclude a transfer of the Stock only on the terms and conditions described in the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in the paragraph above.

If the Company exercises its Right of First Refusal, the sale of the Stock to the Company shall occur on the terms set forth in the Transfer Notice within sixty (60) days after the date the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that if under the Transfer Notice payment for the Stock was to be made in a form other than lawful money paid at the time of transfer, the Company shall have the option of paying for the Stock with lawful money equal to the present value of the consideration described in the Transfer Notice.

5.

If the Company purchases any Stock under this Right of First Refusal, the Company may, at its option, pay you the purchase price in three or fewer annual installments. Interest shall be credited on the outstanding unpaid installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made. The Company shall pay at least one third (1/3) of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the sixtieth (60th) day after the purchase.

The Company’s rights under this subsection shall be freely assignable, in whole or in part, shall inure to the benefit of its successors and assigns and shall be binding upon any transferee of the shares of Stock.

The Company’s Right of First Refusal shall terminate if the Stock is listed on an established national or regional stock exchange, is admitted for quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market.

17. Forfeiture of Rights. If you should take actions in competition with the Company, all or a portion of your rights under this Agreement may be forfeited by you at the discretion of the Company, including, but not limited to:

(a) a forfeiture of any outstanding option; and

(b) for the twenty-four (24) month period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service: (i) a forfeiture of any gain recognized by you upon the exercise of an option; or (ii) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest).

Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than one percent (1%) of the securities of a public company shall not be treated as an action in competition with the Company.

18. Right to Repurchase Stock Acquired upon Exercise of Options. Following termination of your Service for any reason, the Company shall have the right to purchase all of those shares of Stock that you have or will acquire upon exercise of this option pursuant to this section of the Agreement. If the Company exercises its right to purchase the shares, the Company will notify you of its intention to purchase such shares. The Company will consummate the purchase within one (1) year (or ninety (90) days to the extent required by applicable law) of your termination of Service or, in the case of Stock acquired after your termination of Service, within one (1) year (or ninety (90) days to the extent required by applicable law) of the date of exercise.

6.

The purchase price shall be the Fair Market Value of the shares on the date of your termination of Service if the Company exercises its right to purchase such shares either (i) within ninety (90) days of your termination of Service, or (ii) within ninety (90) days of the date of your exercise of the option following termination of Service. Otherwise, the purchase price shall be the Fair Market Value of the shares on the date the Company gives you notice of its intent to exercise its right to purchase the shares.

The Company’s rights of repurchase shall terminate if the Stock is listed on an established national or regional stock exchange, is admitted for quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market.

19. No Employment Agreement. Neither your option nor this Agreement gives you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The description of vesting schedules in this Agreement in units of years or months shall not be construed as guaranteeing you any term of employment to the end of any such period of time or for any period of time. The Company (and any Parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

20. Shareholder Rights. You, or your estate or heirs, have no rights as a shareholder of the Company until you exercise your right to purchase Stock under this Agreement and the Company issues a certificate to you representing the shares acquired upon the exercise of your option. No adjustments to the number of shares you are entitled to acquire under this option will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

21. Adjustments. In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of any agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

22. Legends. All certificates representing the Stock issued upon exercise of this option shall, where applicable, contain substantially the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

7.

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER SUCH ACT AND SUCH APPLICABLE STATE OR OTHER JURISDICTION’S SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.”

23. Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Colorado (other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction) except that the Delaware General Corporation Law shall govern as to corporate law.

24. Other Agreements. You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

25. Certain Dispositions. So that the Company can comply with its tax reporting obligations, if you sell or otherwise dispose of Stock acquired upon exercise of this option following termination of the Company’s Right of First Refusal and sooner than the one-year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within thirty (30) days of such sale or disposition.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

8.

EXHIBIT A

GLOBEIMMUNE, INC.

2002 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE

NOTICE OF EXERCISE

The undersigned hereby gives Notice to GlobeImmune, Inc. (the “Company”) of the desire to purchase shares of Common Stock of the Company pursuant to an Incentive Stock Option Agreement.

1.	Exercise of Option.

Name:

Date:

Shares to be Exercised:

Price:

2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares as follows. (Check all that apply and complete as appropriate. The total payment must equal the purchase price of the Shares.)

☐	cash in the amount of $ .

☐	check in the amount of $ .

☐	by surrender of shares owned and held for more than six months with a value of $ represented by certificate number .

3.	Share Registration. The Shares are to be registered (Check one only):

☐	in Purchaser’s name, or

☐	in Purchaser’s name and the name of Purchaser’s spouse, as joint tenants with right of survivorship

Purchaser’s spouse’s name:

Purchaser’s spouse’s Social Security No.:

Name

Social Security No.:

Address:

Company’s Use:
Date Received
Official’s Initials